Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NEW HORIZONS WORLDWIDE, INC.

New Horizons Worldwide, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), for the purpose of amending its Restated Certificate of Incorporation pursuant to Section 242 of the Delaware General Corporation Law does hereby certify as follows:

ARTICLE IV is hereby amended to read in its entirety as follows:

                The total authorized capital stock of the Corporation consists of Thirty-Two Million (32,000,000) shares, of which number Two Million (2,000,000) are shares of Preferred Stock, without par value (“Preferred Stock”), and Thirty Million (30,000,000) are shares of Common Stock, par value $.01 per share (“Common Stock”).  The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock shall be as follows:

1.                                       The Preferred Stock may be issued, from time to time, in one or more series, with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.  The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

(a)           the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

(b)           the annual dividend rate for the particular series, and the date or dates form which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative;

(c)           the redemption price or prices, if any, for the particular series;

(d)           the right, if any, of the holders of a particular series to convert such stock into other classes of stock, and the terms and conditions of such conversions; and

(e)           the obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series through a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption or purchase account.

                All shares of any one series of Preferred Stock shall be alike in every particular and all series shall rank equally and be identical in all respects except insofar as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issue of any series of the Preferred Stock.

                2.             In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, then before any distribution or payment shall have been made to the holders of the Common Stock, the holders of the Preferred Stock of each series shall be entitled to be paid, or to have set apart in trust for payment, an amount from the net assets of the Corporation equal to that stated and expressed in the resolution or resolutions adopted by the Board of Directors which provide for the issue of such series, respectively.  The remaining net assets of the Corporation shall be distributed solely among the holders of Common Stock according to their respective shares.

                3.             Holders of shares of Common stock shall be entitled to one vote for each share of such stock upon all questions presented to stockholders of the Corporation.  The rights of holders of Common Stock shall be subject to the powers, preferences and rights, and the qualifications, limitation or restrictions thereof, of the Preferred Stock.

ARTICLE V, Section 1, is hereby amended to read in its entirety as follows:

                1.             The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, all of whom shall be in a single class.  Each director elected at any stockholders’ meeting shall serve for a term ending on the date of the next subsequent annual meeting of stockholders following the meeting at which such director was elected.  Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 19th day of November, 2007.

NEW HORIZONS WORLDWIDE, INC.

By:	/s/ Gregory E. Marsella
Name: Gregory E. Marsella
Title: Vice President, General Counsel and Secretary